Exhibit 99.1

Call Participants

EXECUTIVES

Anthony V. Cosentino

Executive VP & CFO

Mark A. Klein

Chairman, President & CEO

Steven A. Walz

Executive VP & Chief Lending Officer

Sarah Mekus

The State Bank and Trust Company

ANALYSTS

Brian Joseph Martin

Janney Montgomery Scott LLC, Research Division

Presentation

Operator

Good morning, and welcome to the SB Financial Second Quarter 2024 Conference Call and Webcast. I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will begin with remarks by management and then open the conference up to the investment community for questions and answers.

I will now turn the conference over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah Mekus

The State Bank and Trust Company

Thank you. Good morning, everyone.

I’d like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our website at ir.yourstatebank.com.

Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Steve Walz, Chief Lending Officer.

Today’s presentation may contain forward-looking information. Cautionary statements about this information, as well as reconciliations of non-GAAP financial measures are included in today’s earnings release materials as well as our SEC filings. These materials are available on our website, and we encourage participants to refer to them for a complete discussion of risk factors and forward-looking statements. These statements speak only as of the date made and SB Financial undertakes no obligation to update them.

I will now turn the call over to Mr. Klein.

Mark Klein

Chairman, President & CEO

Thank you, Sarah, and good morning, everyone. Welcome to our second quarter 2024 conference call and webcast.

Highlights for this quarter include net income of $3.1 million, up 1.2%. Diluted earnings per share increased to $0.47, a 6.8% increase from $0.44 that we delivered in the prior-year quarter. Net interest income totaled $9.7 million, a decrease of 1.7% from $9.8 million in the second quarter of the prior year.

Total loans increased to $1.01 billion, up over $20 million or 2.1% from the prior-year quarter and higher compared to the linked quarter by nearly $14 million. Return on average assets increased to 0.93%, up 2 basis points, while return on average equity declined slightly to 10.16%, down 16 basis points. Tangible book value per share increased to $15.26, up $1.45 or 11% compared to the prior year, while adjusted tangible book value increased to $20.02. Our mortgage banking revenue increased by 18.8% to $1.8 million this quarter, demonstrating our strong operational performance compared to the same period last year. Mortgage originations for the trailing 12 months were $218 million, delivering a servicing portfolio now of $1.39 billion or an increase of approximately 2.7% from the prior year.

Total interest expense amounted to $6 million, marking a slight decrease of 2% from the linked quarter. Operating expenses for the first six months were also down approximately 1% compared to the prior-year same period.

And finally, asset quality metrics continued to improve. Our strategic path forward remains hinged on our five key initiatives. First, revenue diversity. As I mentioned, our mortgage banking net revenue increased by 18.8% to nearly $2 million from the previous year, demonstrating our initiatives to balance net interest income with fee-based revenue amidst shifting market conditions.

Organic growth for scale. We achieved a 5.6% annualized growth rate in our portfolio this quarter. We have a very strong pipeline in a number of markets with the Columbus team providing the bulk of the expected growth for the second half of 2024.

Deepening relationships/more scope. Our deposit base grew by $44 million to $1.12 billion. The Ohio Homebuyer Plus program that I mentioned briefly last quarter has been quite successful. To-date, we have opened nearly 400 accounts with balances in excess of $40 million at a weighted rate well below our margin and the market. We are especially encouraged that over 25% of those accounts are new relationships to our bank.

Excellence in operations. We have developed a stronger bench to ensure durable operational efficiencies. As a result, we’ve experienced a modest 3.2% increase in noninterest expenses compared to the prior-year quarter, delivering a net noninterest expense ratio of negative 1.87% with still a strategic goal of zero.

Asset quality remains robust evidenced by a low non-performing asset ratio of 0.39% of total assets. While this metric has had a minor shift, we remain confident of our diligent approach and continued commitment to prudent portfolio administration. In fact, our classified loans balances declined over 25% compared to the prior-year period.

Now looking just a bit closer at revenue diversity, our mortgage businesses originated over $75 million in volume, an increase of nearly 15% from the $65 million in the prior-year quarter. Mortgage sales reached over $55 million, representing 74% of total originations. While certainly below our capacity, we feel certainly better about the direction of this business line.

Our Indianapolis office has delivered nearly 30% of our total volume thus far this year, and we’re also seeing opportunities to add mortgage originators throughout our entire footprint. As we indicated last quarter, we have solidified the leadership of this business line, which should ensure that opportunities for expansion and product growth remain front of mind.

We’re also excited to confirm that we will be venturing into another dynamic Ohio market, Cincinnati. We have landed a seasoned market leader that will not only produce but will also work to build out a team of local professionals as well. With his background and market presence, we are confident that the residential real estate lending levels will rival those of our other growth markets of Columbus and Indianapolis in fairly short order.

Noninterest income stabilized at $4.4 million, benefiting from gains in mortgage servicing rights and customer service fees.

Our title insurance business and wealth management services, despite market challenges, remain key areas for future growth. We believe the growth trajectory in both divisions will be positively influenced by our holistic approach to client care, which includes coordinated outreach and referrals across all regions and business lines. We are focused on coordinating events with our key community leaders and COIs with the goal of introducing these unique businesses to a much wider population.

On the scale front, deposit growth has accelerated. Again, as I indicated earlier, this quarter we were up by $3.1 million compared to the linked quarter and up 4.1% from the prior year. Deposit costs have slowed as total interest expense declined from the linked quarter for the first time in over two years. We touched on earlier the success of the Homebuyer Plus program and we expect to continue to add clients and expand this portfolio well into the third and fourth quarters.

Loan growth is certainly gaining traction. While not up to our historical standards of high single-digit growth on a year-over-year basis, did show growth from the linked quarter, and we are starting to see the positive impact to our pipeline of the calling efforts from the last several years. Over the last 12 months, we have had loan production of $164 million, excluding residential mortgage lending, and right in line with total production from the prior 12 month period. Given our diverse markets, capacity and commitments, growing our loan portfolio remains a top priority as we move through the second half of 2024.

A strong equity foundation is certainly a prerequisite to our growth, and this quarter, we strengthened it. Our equity to asset ratio grew to 9.35%. Our tangible equity to tangible assets ratio increased to 7.2% and our common equity Tier 1 ratio for the bank remains strong at 13.89%.

In terms of deepening existing relationships/more scope, we continue to embrace technology to enhance client engagement. We have further integrated our corporate sales champion and new contact center with more fintech platforms, aiming to deepen our penetration and improve our level of services per household.

Emphasis continues on organic expansion opportunities. Significant resources have been added to our management team in the Greater Columbus market where we anticipate accelerated balance growth in both CRE and C&I arenas. Our optimism comes with an extended team that now includes four local commercial lenders with local support staff and a new professional treasury management specialist to drive funding opportunities at a level below the margin.

We continue to build momentum from previous calling efforts and reap the benefits of the groundwork we laid in the previous quarters to focus on organic growth that includes SBA lending opportunities, both sold and portfolio loans. With the current pipeline of now over $7 million, we are poised to see meaningful contributions to future revenues as we assist small business clients with proper balance sheet structure to optimize cash flow.

Speaking to operational excellence, the mortgage business line remains a key driver for our company. Despite the challenges posed by higher interest rates, our mortgage business continues to perform quite well. In addition to the gain on sale revenue of $1.3 million achieved this quarter, revenue from our servicing portfolio was a healthy $862,000. We sold over 74% of our originated volume and well in line with our tradition levels with gain on sale yields on par with historical averages at 2.3%. This approach of an 80-20 sale to portfolio origination level not only supports our clients’ needs, but also ensures the sustainability of our mortgage operations. The change in the market dynamics is evident in that over 94% of our volume thus far in 2024 has been for purchase or new construction transactions. Refinance volume is certainly a distant memory.

Finally, on asset quality, clearly a focus of ours since the Great Recession. In fact, net recoveries were actually positive this quarter and underscores the effectiveness of our risk management strategies. Our proactive internal loan review program continues to play a crucial role in early identification and mitigation of potential client stress, ensuring we address issues well before they escalate. The coverage of our non-performing portfolio remains comprehensive, showcasing not only our commitment to maintaining a healthy loan portfolio, but also building ample reserves as well.

Now, I’d like to turn the call over to our CFO, Tony Cosentino, for some additional comments on our quarterly performance. Tony?

Tony Cosentino

Executive VP & CFO

Thanks, Mark, and good morning, everyone.

For the second quarter of 2024, as Mark indicated, we recorded net income of $3.1 million, with an EPS of $0.47. When we combine that with our first quarter performance, net income for the year is $5.5 million, delivering a full year EPS of $0.82 and slightly higher than the prior year first six months of $0.79.

Total operating revenue experienced a slight downturn, declining by 1% year-over-year, influenced by pressures from the competitive interest rate environment and money market fluctuations. We did recapture mortgage servicing rights revenue this quarter as a slight volatility in rates improved the valuation of our servicing portfolio. At quarter-end, the servicing portfolio was valued at $1.39 billion, up by 2.7%.

On net interest margin, our net interest margin ended the quarter at 3.11% on a tax-equivalent basis, reflecting the asset mix shift and current market conditions. This represents a 12 basis point increase from the linked quarter. With funding costs stabilizing and contractual loan repricing approximately $150 million over the next six to nine months, we anticipate further improvements in asset yields and operating revenue. Cycle to date betas continue to be a net positive with the earning asset beta at 35% and the funding beta at 32%.

The efficiency of our balance sheet has been a focus with an emphasis on maintaining a healthy loan-to-deposit ratio of nearly 92% and cost effective capital management. This strategic focus has allowed us to support anticipated loan growth while maintaining a strong liquidity profile.

Our investment portfolio is calibrated to support projected loan growth and provide a base level of liquidity. We project about $25 million in amortizations annually, which should reduce the portfolio to our strategic goal of 12% sometime in late 2025. The current portfolio’s yield of 2.76% ensures that each dollar amortized will potentially drive interest income higher by a minimum of 300 basis points on the redeployed funds.

On expense management, which remains a strategic focus, our noninterest expenses were essentially flat when we adjust for the commission expense related to the 15% increase in mortgage volume. Total expenses for the quarter of $10.7 million remained relatively consistent with the total expenses recorded in the past four quarters, and we remain focused on controlling our expense base.

Now, as we turn to the balance sheet, and specifically on wholesale funding management, our strategic initiatives in loan growth and deposit management have been supported by the effective management of our wholesale funding. Specifically, deposit growth and portfolio pay downs have allowed us to eliminate over $46 million in variable rate average cost FHLB borrowings of 5.5% in the last 12 months. This is evident in our ability to maintain competitive funding costs despite market volatility. The balance sheet reflects stable figures for FHLB advances and subordinated debt as compared to the linked quarter.

Our investment portfolio strategy: We’ve strategically realigned our investment portfolio to enhance liquidity, which is crucial for supporting anticipated loan growth. This approach is visible in the minor adjustments in our available for sale securities ensuring that we diversify asset types to bolster financial stability and prepare for future opportunities.

And on credit losses management, our proactive risk management strategies are highlighted by our steady allowance for credit losses currently at $15.6 million. This consistent level underscores our commitment to financial prudence and our ability to mitigate potential risks effectively.

And finally, capital strength and shareholder value: The strength of our capital structure continues to be robust as evidenced by our shareholders’ equity totaling $125.5 million, which is up nearly 7% compared to the prior year. We further enhanced shareholder value this quarter by continuing to repurchase our shares at average prices below tangible book value.

I’ll now turn the call back over to Mark.

Mark Klein

Chairman, President & CEO

Thank you, Tony.

Overall, it was a very nice quarter for us. We made substantial progress across a number of fronts and saw meaningful contributions from each of our business lines and each of our regions. I’m excited for the opportunities that our new team in Columbus will deliver and I’m optimistic that the Cincinnati market through the efforts of our new leader will deliver results well in line with our experiences from having entered other growing markets -- other metropolitan growing markets like Columbus and Indianapolis.

Now, we’ll open the call up for questions.

Question and Answer

Operator

[Operator Instructions] Our first question comes from Brian Martin with Janney Montgomery. Please go ahead.

Brian Martin

Janney Montgomery Scott LLC, Research Division

Hey, good morning, guys.

Tony Cosentino

Executive VP & CFO

Hey, Brian.

Mark Klein

Chairman, President & CEO

Good morning, Brian. Nice to have you with us.

Brian Martin

Janney Montgomery Scott LLC, Research Division

Yes, thanks. So, I joined a minute or two late, Mark, so I may have missed some of your comment on. But I was just wondering, just kind of on your loan growth outlook, I know I think you mentioned maybe being optimistic on that as you kind of look the back half of the year or just into next year, but can you just talk about what your outlook there is? Just kind of what you’re hearing from your customers in terms of demand or opportunities out there?

Mark Klein

Chairman, President & CEO

Sure. It seems like our loan clients have digested higher rates a bit more easily of recent. We continue to find good traction in CRE. C&I, as we all know, is a bit more difficult to find, but we still have a focus on that. But clearly, Brian, with our new leader, new commercial lender in Columbus, as well as support staff and treasury management individual in Columbus, our expectations remain high. We would like to certainly think we can get back to that middle to upper single-digit growth level that we’ve been more used to. Clearly, the funding is available and we have some other opportunities to find and locate additional funding below the margin. So, we’re excited about the growth.

And of course, Steve Walz, our Chief Lending Officer, is here as well. And I would ask Steve to opine a little bit on our pipeline and the projected growth. Steve, I think we’re generally aligned and optimistic.

Steve Walz

Executive VP & Chief Lending Officer

No. Certainly, Mark. I would agree with your comments earlier regarding the Columbus market, our expectations going into the second half of the year there in particular with the new leadership. And not to be overlooked and this may also, Brian, be more of an early ’25 play, but I wouldn’t overlook the addition of the dedicated experienced TM professional that we’ve added there. As Mark noted C&I relationships tend to take a little time to cultivate and bring to the fore. So, I do think that’s going to be meaningful.

I thought our balances, frankly, at 6.30% would be a little more robust. We had a few number of meaningful loans not closed by 6.30% that I thought it would, they closed during the first couple of weeks of July. So, we’ve got a good start I think into Q3 and as Mark noted looking good for the second half of the year to meet those expectations we had at the start of the year.

Mark Klein

Chairman, President & CEO

Yeah. Final comment, Brian. The single-digit would be okay, but the 8% that we averaged for seven or eight years almost consistently is certainly more in the CEO’s appetite. So, again, we have a pretty nice pipeline and we seem to be finding some really nice projects that’s all for the taking as we see them today. So, we continue to be pretty optimistic on that front.

Brian Martin

Janney Montgomery Scott LLC, Research Division

Okay. That’s good news. Thanks. And then, how about just on the mortgage, also looks like some positive developments there with the kind of entrance into Cincinnati, but just -- and maybe some potential benefit from rates here. So, just wondering how you’re thinking about the back half of the year in terms of mortgage and then just the contributions that Cincinnati can bring to the table here.

Mark Klein

Chairman, President & CEO

Sure. From a volume perspective, we’re beginning to see a little inertia getting us to that $300 million kind of run rate that would get us back to our once-perceived minimum number of $500 million, which the Cincinnati initiative certainly has a lot of potential. The gentleman has been hired. We found someone who’s well versed in the market, who has a plethora of experience, who’s going to obviously produce as well as find the team. And we’ve enjoyed the opportunities that we’ve had in the Columbus market for now 12, 14 years, Indi for a few years, and of course now Cincinnati. And as we all know, it’s all about people and the team and we’re optimistic about how they’re going to contribute.

As Indianapolis has come on, I think we mentioned that they’ve I think contributed about a third of the volume as we speak and we thought going into Indianapolis, they would become another Columbus. And I think our optimism is finding our roots and delivering. And I don’t think anything is different than the Cincinnati market.

As far as the volume, we’re going to be looking for predominantly sold mortgages. We have certainly a pipeline of commercial for our funding. So, sold loans is certainly going to be the focus.

Tony Cosentino

Executive VP & CFO

Yeah, Brian. Our base case as we sit today is a 6.5% to maybe a 6.25% 30-year rate, which probably delivers $130 million to $140 million of volume between now and the end of the year. We feel like if we can get another [0.25% to 0.375%] (ph) of a move down below 6%, I think that adds probably another $35 million to $40 million between now and the end of the year. So -- but we think the 250 basis points range for the full year, the 275 basis points is pretty much the base case, but we’re certainly optimistic that’s going to get better based upon the expectation of rate changes going forward.

Brian Martin

Janney Montgomery Scott LLC, Research Division

Yeah. And then ’25 even maybe a bit more optimistic if those rates come down, Tony, and Cincinnati begins to really gain some momentum?

Tony Cosentino

Executive VP & CFO

Yeah, absolutely, because I think we think the leadership person is probably a $15 million to $20 million a year individual. And if we can get a team like we have in Indianapolis, that’s a $50 million to $60 million at a minimum kind of region.

Mark Klein

Chairman, President & CEO

And I think, Brian, tagging on to that, we certainly see certainly an expansion in the multi-family housing, which hopefully will free up certainly more single-family financing opportunities. So, it seems like the supply is somewhat equaling demand and that in and of itself, not just the rates, but also the inventory increasing will certainly add some fuel to our fire.

Brian Martin

Janney Montgomery Scott LLC, Research Division

Got you. Okay. And then I guess also feels like the outlook for margin is optimistic. Tony, you talked about the borrowings going down over the last 12 months and the benefit from the homebuyer program. So, I guess, is the outlook on margin a bit better than expected? Or just kind of how are you thinking about that? If you continue to have this ability to fund it at the lower rates and you’re getting a bit higher yields on the loans, it feels like that trajectory on the margin here, just kind of where do you see the margin heading, given the outlook and then also factoring in kind of the potential for a rate cut or two here maybe in the back half of the year?

Tony Cosentino

Executive VP & CFO

Yeah. I think I’ve been generally pessimistic on margin moving higher. If you’d asked me 90 days ago, I’d say we’d be lucky to get to this level that we’re at in this quarter. I am certainly more optimistic today. The loans we’re looking at, I think the base levels, the kind of 7.25% range that we’re seeing that seems to be the marketplace has kind of accepted that. Despite what maybe I’ve read in a number of earnings releases, we’re not seeing as much deposit competition on rate here than maybe some others are identifying, but we’ll see. And we do think stabilization has pretty much come to our deposit base and contractual repricing is significant, 15% of our portfolio which drives it up 300 basis points at minimum.

So, I am more optimistic. I think we’re going to continue to see positive move in margin every quarter. You’re never going to get back to the 3.75% range, but I do think kind of that mid-3%s is potential as you get into ’25

Mark Klein

Chairman, President & CEO

Well, Brian, just to tag on to that, with the 92% loan-to-deposit ratio, we can be a little bit more selective. We started to see marginally higher-rate deals that we’ve been competitive on. So, I agree with Tony with the repricing that we have coming in the pipeline from -- see what maybe -- how many basis points that we think Tony that we might see on $150 million?

Tony Cosentino

Executive VP & CFO

Yeah. At a minimum, 275 basis points on repricing, because all of that was at kind of high-3%. So, I think that’s generally where it should be.

Mark Klein

Chairman, President & CEO

So, Brian, it’s incremental adds as well as increasing the average with some repricing. So, like every other CEO, I’m a little more optimistic maybe than Tony. We have a good balance, so to speak, on where we see that going, but clearly, we’re encouraged by the slowing of the interest expense on the funding side.

Brian Martin

Janney Montgomery Scott LLC, Research Division

Yeah. That was positive in the quarter. And Tony, just that repricing, what was the -- it’s $150 million that reprices, maybe 250 basis points to 300 basis points higher, is that what you said over the next 12 months?

Tony Cosentino

Executive VP & CFO

Yes.

Brian Martin

Janney Montgomery Scott LLC, Research Division

Okay. So, $150 million at 250 basis points to 300 basis points higher coming in there. So, okay. And then, just as far as the credit outlook, it still feels pretty healthy in terms of how you’re thinking about the reserve levels. I guess, is the expectation that maybe you can credit holds that reserve coverage may moderate a bit given the favorable trends you’re still seeing or no real problem credit formation out there?

Mark Klein

Chairman, President & CEO

Yeah, Brian, from a high level, again, we’ve seen a little bit of stress in a couple of relationships, but we’re well secured and pretty optimistic on where those are going to go. But again, Tony and I are kind of good bookends on that. I want $30 million in reserve and Tony is happy with a $15 million, $16 million coverage, but I think we’re pretty optimistic about our portfolio and credit quality and our review process. But Steve Walz can maybe make a few comments relative to the two that maybe have gone classified, Tony, or...

Steve Walz

Executive VP & Chief Lending Officer

Yeah, Brian. We had a little uptick in delinquency here. They weren’t anything we didn’t see coming. As Mark noted, we do have a very robust internal loan review process. So, these were ones we had been watching. We don’t think there’s anything going on in our portfolio. We don’t understand. Our credit standards have not changed over the years meaningfully. So, we remain confident in our credit culture. So, I think in the reviews we have done specifically in relation to our CRE portfolio continues to show the leases are strong and balanced and the principles behind them significant. So, I think we feel pretty good about where we are and I think we know our portfolio well.

Mark Klein

Chairman, President & CEO

Thanks, Steve.

Tony Cosentino

Executive VP & CFO

And I think, Brian, I’d just add. We ended the quarter at $155 million reserve to loans. I think loan growth generally is going to move that directionally south. We were certainly extremely comfortable when we were in the $130 million range given our credit risk portfolio and the amount of loan reviews we do. I don’t think we’ll get back there, but I do think we’re headed towards kind of that mid-$140 million range, which would still put us to the high end of our peer group and still provide very solid coverage.

Brian Martin

Janney Montgomery Scott LLC, Research Division

Yeah, certainly better than peer at that level. And just the couple of credits that Steve talked about, really if they were credits you already knew about, I guess the expectation there seems like it’s just a timing issue as you get those resolved and not really any significant loss content is what it sounds like. Is that fair?

Steve Walz

Executive VP & Chief Lending Officer

That is a fair statement, Brian. Those are generally well-secured loans or supported by SBA guarantees. As you know, the challenge unfortunately is any problem takes time and effort to resolve in that arena, but we don’t expect any loss concerns there.

Brian Martin

Janney Montgomery Scott LLC, Research Division

Yeah. Okay. All right. That’s all I had guys. A lot of encouraging things there, so I appreciate it.

Mark Klein

Chairman, President & CEO

Thanks, Brian.

Tony Cosentino

Executive VP & CFO

Thanks, Brian.

Operator

[Operator Instructions] Seeing no further questions, I will now turn the call back to Mark Klein.

Mark Klein

Chairman, President & CEO

Thank you. Once again, thanks for joining us. I look forward to speaking with you in October for our third quarter 2024 results. Thanks for joining. Goodbye.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.